Exhibit 10.1
STOCK REPURCHASE AGREEMENT
THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of June 3, 2024 by and between 1stdibs.com, Inc., a Delaware corporation (the “Company”), Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“Insight”), Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“Insight (Cayman)”), Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“Insight (Delaware)”), and Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“Insight (Co-Investors)” and, together with Insight, Insight (Cayman), and Insight (Delaware), the “Selling Stockholders” and, each individually, a “Selling Stockholder”). Each of the Company and the Selling Stockholders are individually referred to as a “party” and collectively as the “parties.”
Recitals
WHEREAS, the Company previously announced that its Board of Directors (the “Board”) authorized a stock repurchase program to repurchase up to an aggregate of $20.0 million of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which amount was subsequently increased by $5.5 million to an aggregate of $25.5 million of shares of Common Stock (the “Stock Repurchase Program”);
WHEREAS, as of the date hereof, Insight owns an aggregate of 2,454,082 shares of Common Stock, Insight (Cayman) owns an aggregate of 1,219,371 shares of Common Stock, Insight (Delaware) owns an aggregate of 260,009 shares of Common Stock, and Insight (Co-Investors) owns an aggregate of 48,984 shares of Common Stock;
WHEREAS, the Company wishes to purchase from the Selling Stockholders severally, and the Selling Stockholders wish to sell to the Company, the number of shares of Common Stock set forth next to each Selling Stockholder’s name in Schedule I attached hereto (such shares in the aggregate, the “Repurchase Shares”) on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, these Recitals are incorporated into this Agreement and the parties hereby agree as follows:

Agreement
1.Repurchase.
a.Purchase and Sale. At the Closing (as defined below), the Company hereby agrees to repurchase from the Selling Stockholders, and the Selling Stockholders hereby agree to sell and deliver, or cause to be delivered, to the Company in the amounts and from the parties described in Schedule I attached hereto, the Repurchase Shares at a purchase price of $5.2021 per Repurchase Share, plus a commission of $0.025 per Repurchase Share, for an aggregate purchase price of FIFTEEN MILLION, FIVE HUNDRED EIGHTY-NINE THOUSAND, FIVE HUNDRED FORTY-THREE DOLLARS AND FORTY NINE CENTS ($15,589,543.49) (the “Purchase Price” and such repurchase, the “Repurchase”), upon the terms and subject to the conditions set forth in this Agreement.

b.Closing. Subject to the terms and conditions of this Agreement and the delivery of the deliverables contemplated by Section 1(c) of this Agreement, the closing of the sale of the Repurchase Shares (the “Closing”) will take place as promptly as practicable following the signing of this Agreement, via the electronic exchange of deliverables, but in no event later than June 5, 2024 unless otherwise agreed upon in writing by the parties.
c.Closing Deliveries and Actions. At or prior to the Closing, the Selling Stockholders shall deliver, or cause to be delivered, to the Company, or as instructed by the Company: (i) duly executed stock powers or instruction letters relating to the Repurchase Shares; and (ii) written wire transfer instructions relating to the Company’s payment of the Purchase Price to the Selling Stockholders. At the Closing, the Company shall deliver, or cause to be delivered to the Selling Stockholders, the Purchase Price by wire transfer in immediately available funds in accordance with Schedule I and the Selling Stockholders’ written wire transfer instructions.
d.Other Payments. The Selling Stockholders agree to pay all stamp, stock transfer and similar duties, if any, in connection with the Repurchase.
2.Representations of the Company. The Company represents and warrants to the Selling Stockholders that, as of the date hereof and at the Closing:
a.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
b.The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
c.This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings thereof may be brought.
d.The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an “Authority”) to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would have, or reasonably be expected to have, a material adverse effect on the consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, or materially impact the Company’s ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”); and no consent, approval, authorization, order, registration or qualification of or with any such Authority is required for the consummation by the Company of the transactions contemplated by this Agreement, except such consents, approvals, authorizations and orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
e.The Company acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Selling Stockholders, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Company in this Agreement.
3.Representations of the Selling Stockholders. Each of the Selling Stockholders jointly and severally represent and warrant to the Company that, as of the date hereof and at the Closing:
a.Each of the Selling Stockholders has been duly formed and is existing as a limited partnership in good standing under the laws of the jurisdiction of its formation.
b.Each of the Selling Stockholders has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
c.This Agreement has been duly and validly authorized, executed and delivered by each of the Selling Stockholders, and constitutes a legal, valid and binding agreement of each of the Selling Stockholders, enforceable against each of the Selling Stockholders in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
d.The sale of the Repurchase Shares to be sold by each of the Selling Stockholders hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under any certificate of limited partnership (or its equivalent) or other organizational documents, law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which such Selling Stockholder is a party or by which such Selling Stockholder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which such Selling Stockholder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would affect the validity of the Repurchase Shares to be sold by such Selling Stockholder or reasonably be expected to materially impact such Selling Stockholder’s ability to perform its obligations under this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such Authority is required for the performance by such Selling Stockholder of its obligations under this Agreement and the consummation by such Selling Stockholder of the transactions contemplated by this Agreement in connection with the Repurchase Shares to be sold by such Selling Stockholder hereunder, except such consents, approvals, authorizations and orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Selling Stockholder’s ability to consummate the transactions contemplated by this Agreement.
e.Each Selling Stockholder has valid and unencumbered title, free and clear of any and all liens, claims, charges, pledges, encumbrances and security interests, to the Repurchase Shares to be sold by such Selling Stockholder hereunder. At Closing, each Selling Stockholder will have valid and unencumbered title free and clear of any and all liens, claims, charges, pledges, encumbrances and security interests, to the Repurchase Shares to be sold by such Selling Stockholder hereunder. At the Closing, valid title to the Repurchase Shares shall vest with the Company, free and clear of any and all liens, claims, charges, pledges, encumbrances and security interests other than those existing under applicable securities laws and those created by the Company or any of its affiliates.
f.There is no action, suit, proceeding, claim, arbitration, litigation or investigation, pending or, to the knowledge of each Selling Stockholder, threatened in writing against such Selling Stockholder which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement. There is no action, suit, proceeding, claim, arbitration, litigation or investigation by any Selling Stockholder pending or threatened against any other person relating to the Repurchase Shares owned by such Selling Stockholder.
g.Neither the Company nor any of its representatives has been requested to or has provided any Selling Stockholder with any information or advice with respect to the Repurchase Shares nor is such information or advice necessary or desired.
h.Each Selling Stockholder acknowledges and understands that the Company may possess material nonpublic information that is not known to the Selling Stockholders that may impact the value of the Repurchase Shares, and that the Company is not disclosing any information to the Selling Stockholders. Each Selling Stockholder understands, based on its experience, the disadvantage to which such Selling Stockholder is subject due to the disparity of information between the Company and the Selling Stockholders but nevertheless desires to enter into this transaction as a means to sell the Repurchase Shares in a single large transaction rather than engage in sales in the open market over an extended period of time. Each Selling Stockholder agrees that the Company and its directors, officers, employees and agents shall have no liability to the Selling Stockholders, their affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Company’s use or non-disclosure of any such information or otherwise as a result of the transaction contemplated by this Agreement, and each Selling Stockholder hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose such information.

i.Each Selling Stockholder (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transaction contemplated by this Agreement. Each Selling Stockholder is entering into this Agreement with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks. Each Selling Stockholder has received (through electronic access on EDGAR) and carefully reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, all subsequent public filings of the Company with the Securities and Exchange Commission (the “SEC”), other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into this Agreement and consummate the transactions contemplated hereby. Each Selling Stockholder has evaluated the merits and risks of the transactions under this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary, and has made its own decision concerning such transaction without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Selling Stockholders in this Agreement.
j.The Company is relying on each Selling Stockholder’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transaction contemplated hereby, and without such representations, warranties and agreements, the Company would not enter into this Agreement or engage in such transaction.
4.Indemnification. Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and its affiliates and their respective representatives (the “Indemnified Party”) from and against any and all costs, expenses (including reasonable attorney’s fees), judgements, fines and losses incurred or sustained by, or imposed upon the Indemnified Party based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the Indemnifying Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Indemnifying Party pursuant to this Agreement; and (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Indemnifying Party pursuant to this Agreement.
5.Publicity. Each of the Selling Stockholders and the Company agrees that it shall not, and that it shall cause its affiliates and representatives not to, (a) publish, release or file any initial press release or other public statement or announcement relating to the transactions contemplated by this Agreement (an “Initial Press Release”) before providing a copy of such release, statement or announcement to the other, and (b) after the date hereof, publish, release or file any future press release or other public statement or announcement relating to the transactions contemplated by this Agreement that is materially inconsistent with any such Initial Press Release; provided however, that each party acknowledges and agrees that any party shall be permitted to make any required filings with the SEC without providing a copy of such filing to any other party.
6.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail (return receipt requested and postage prepaid), sent via a nationally recognized overnight courier, or sent via email to the recipient. Such notices, demands and other communications shall be sent as follows:
To the Company:
1stdibs.com, Inc.
300 Park Avenue South, 10th Floor
New York, New York 10010
Attn: General Counsel
Email: Melanie.Goins@1stdibs.com
With a copy to (which shall not constitute notice):
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attn: Davina K. Kaile
Email: dkaile@pillsburylaw.com
To the Selling Stockholders:
c/o Insight Partners
1114 Avenue of the Americas, 36th Floor
New York, New York, 10036
Attention: Legal Department

With a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Sean M. Ewen
Email: sewen@willkie.com
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
7.Miscellaneous.
a.Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.
b.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
c.Complete Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Selling Stockholders with respect to the subject matter hereof.
d.Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, “pdf,” “tif,” “jpg,” DocuSign and Adobe Sign), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.
e.Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholders and the Company and their respective successors and assigns.
f.No Third Party Beneficiaries or Other Rights. Other than releases provided to third parties, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.
g.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. Each party hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and agree not to commence any action, suit or proceeding related thereto except in such courts. Each party hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.
h.Waiver of Jury Trial. The Company and each Selling Stockholder each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

i.Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.
j.Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
k.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and each Selling Stockholder.
l.Expenses. Except as provided in Section 1(d) and Section 4, each of the Company and the Selling Stockholders shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
m.Termination. This Agreement may be terminated by either party if: (i) the Closing has not occurred by the fifth business day following the date of this Agreement (except a party may not terminate this Agreement if the failure of the Closing is due to such party), (ii) there is a law, rule or order that makes the transactions contemplated by this Agreement illegal or otherwise prohibited, or (iii) the other party has breached its representations and warranties. The provisions of this Section 7 shall survive any termination.
[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

THE COMPANY:

1STDIBS.COM, INC.

By: ____/s/ Thomas Etergino____________________________
Name: Thomas Etergino
Title: Chief Financial Officer

THE SELLING STOCKHOLDERS:

INSIGHT VENTURE PARTNERS IX, L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By: __/s/ Andrew Prodromos____________________________
Name: Andrew Prodromos
Title: Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By: __/s/ Andrew Prodromos____________________________
Name: Andrew Prodromos
Title: Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By: __/s/ Andrew Prodromos____________________________
Name: Andrew Prodromos
Title: Authorized Officer

INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

By: __/s/ Andrew Prodromos____________________________
Name: Andrew Prodromos
Title: Authorized Officer
SCHEDULE I

Name of Selling Stockholder	Number of Repurchase Shares	Total Purchase Price
Insight Venture Partners IX, L.P.	1,837,857	$9,606,662.33
Insight Venture Partners (Cayman) IX, L.P.	913,185	$4,773,309.31
Insight Venture Partners (Delaware) IX, L.P.	194,720	$1,017,820.91
Insight Venture Partners IX (Co-Investors), L.P.	36,684	$191,750.94
Total:	2,982,446	$15,589,543.49